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                                  EXHIBIT 4.3

         Innovex Limited 1996 Unapproved Executive Share Option Scheme




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                                INNOVEX LIMITED

                 1996 UNAPPROVED EXECUTIVE SHARE OPTION SCHEME

                                  SCHEME RULES



                   Adopted by the Board on 3 day of July 1996
                 Amended by the Board on 2 day of October 1996














                                      KPMG
                                   PO BOX 486
                                 1 PUDDLE DOCK
                                     LONDON
                                    EC4V 3PD
                                 0171 311 1000






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                          RULES OF THE INNOVEX LIMITED
                 1996 UNAPPROVED EXECUTIVE SHARE OPTION SCHEME

1.1  Definitions

In these Rules the following words and expressions shall have, where the context so admits, the following meanings:



"Adoption Date"       -    the date on which the Scheme is adopted by the Board.

"Associated Company"  -    has the same meaning as in section 416 of the Income
                           and Corporation Taxes Act 1988.

"Auditors"            -    the auditors for the time being of the Company
                           (acting as experts and not as arbitrators).

"Board"               -    the board of directors of the Company or, except in
                           Rule 8.4, a duly constituted committee thereof.

"Company"             -    Innovex Limited registered in England No 3127220 or,
                           save for rules 2, 3 and 8.2 to 8.4, where Options are granted pursuant to Rule 2.7 such company as shall be at any time the Acquiring Company as defined in Rule 5.6.

"Control"             -    has the same meaning as in section 840 of the Income
                           and Corporation Taxes Act 1988.

"Date of Grant"       -    the date on which an Option is, was or is to be
                           granted under the Scheme, pursuant to Rule 2.2.

"Dealing Day"         -    a day on which The Stock Exchange is open for the
                           transaction of business.

"Eligible Employee"   -    any director or employee of any Participating
                           Company.

"Exchange Options"    -    Options granted pursuant to Rule 2.3.

"Flotation"           -    any shares of the Company being or becoming

                                  (a)  listed on The Stock Exchange;

                                  (b)  dealt in on the Alternative
                                       Investment Market; or

                                  (c)  listed or quoted on any other
                                       Recognised Stock Exchange
                                       (within the meaning of Section
                                       841 Income and Corporation
                                       Taxes Act 1988) or Recognised
                                       Investment Exchange (within the
                                       meaning of the Financial
                                       Services Act 1986).





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"Injury, Ill Health,
   Disability"        -    the cessation of employment or office by reason of
                           injury, ill health or disability provided the Board are satisfied, on production of such evidence as the Board may reasonably require:

                           i)
                                that the individual has ceased to
                                exercise and by reason of injury, ill
                                health or disability is incapable of
                                exercising that office or employment;
                                and


                           ii) that the individual is likely to remain so incapable for the foreseeable future.

"Market Value"        -    on any day the middle market quotation of a Share
                           as derived from the Daily Official List of The Stock
                           Exchange for the immediately preceding Dealing Day;
                           or if the Shares are not so listed, on any day the market value of a Share determined in accordance with the provisions of Part VIII Taxation of Chargeable Gains Act 1992.

"Nominal Value        -    Options granted pursuant to Rule 2.4.
 Options"

"Option"              -    a right to acquire Shares granted or to be granted
                           pursuant to Rule 2.2.

"Other Executive
 Scheme"              -    any option scheme, other than this Scheme and any
                           scheme where the options are linked to savings contracts, established by the Company or any Associated Company thereof.

"Participating
 Company"             -    the Company and any other company of which the
                           Company has Control (and which is a subsidiary of the Company within the meaning of section 736
                           Companies Act 1985)

"Performance Options"-     Options granted pursuant to Rule 2.5.

"Pregnancy"          -     the cessation of employment arising upon the
                           cessation of the right to return to work pursuant to the provisions relating to maternity contained in the Employment Rights Act 1996.

"Purchase Price"     -     the price as determined by the Board at which each
                           Share subject to an Option may be acquired on the exercise of that Option provided that, subject to Rule 6, it is not less than the nominal value of a Share.

"Redundancy"         -     the cessation of employment or office by reason of
                           redundancy within the meaning of the Employment
                           Rights Act 1996.



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"Retirement"         -          the cessation of employment or office by reason
                                of retirement either at the Specified Age or such other age (if later) at which an individual is entitled to retire in accordance with the terms of his contract of employment.

"the Rules"          -          the rules of the Innovex Limited 1996 Unapproved
                                Executive Share Option Scheme as the same may be amended from time to time.

"Scheme"             -          this scheme constituted and governed by the
                                Rules.

"1993 Scheme"        -          the Innovex Holdings PLC 1993 Executive Share
                                Option Scheme.

"Share"              -          an ordinary share in the capital of the Company.

"Specified Age"      -          the age of 65 as regards both men and women.

"The Stock Exchange" -          London Stock Exchange Limited.

"Subsisting Option"  -          an Option which has been granted and which has
                                not lapsed, been surrendered, renounced or been exercised.


1.2   In this Scheme, except insofar as the context otherwise requires,

      (i) words denoting the singular shall include the plural and vice versa;

      (ii) words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

      (iii) reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment.

2.   Grant of Options

2.1  Options may be granted under this Scheme under the provisions of Rules
     2.2 to 2.5 (inclusive) but subject to Rule 3.

2.2 At any time or times after the Adoption Date and not later than the tenth anniversary thereof, the Board may in its absolute discretion select any number of individuals who shall at the intended Date of Grant be Eligible Employees and grant them Exchange Options or Nominal Value Options or Performance Options in accordance with Rules 2.3, 2.4 or 2.5 respectively.

2.3 Exchange Options shall be granted in consideration for the release of options granted under the 1993 Scheme provided that the Purchase Price and the number of Shares subject to Option shall be the same as the corresponding option granted under the 1993 Scheme.

2.4 Nominal Value Options shall be granted by deed provided that the Purchase Price is equal to the nominal value of a Share.


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2.5  Performance Options shall be granted by deed provided that if the Date of
     Grant is before Flotation the Purchase Price is not less than 8.52p or if the Date of Grant is on or after Flotation the Purchase Price is not less than the Market Value of a Share on the Date of Grant of that Option.

2.6 Options granted pursuant to Rules 2.2 to 2.5 inclusive shall be evidenced by the issue of a certificate of option under the common seal of the Company in each case in such form, not inconsistent with these Rules, as the Board may from time to time determine and each of which shall, inter alia, specify:

      (i) the maximum number of Shares over which that individual has an Option; and

      (ii) the Purchase Price at which Shares may be acquired on the exercise of the Option then granted.

2.7 Where the circumstances noted in Rule 5.6 apply Options may be granted in consideration for the release of Options previously granted under the Scheme. Such Options are deemed to have been granted within the terms of the Scheme.

2.8 No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each option certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule shall not prevent the Option of a deceased Option holder being exercised by his personal representatives within the terms of these Rules.

3.   Limitations on Grants

3.1 No Exchange Option shall be granted pursuant to Rule 2.3 above if such a grant would result in the aggregate of:

      (i) the number of Shares which would remain issuable on the exercise of Exchange Options; and

      (ii) the number of Shares which have been issued pursuant to the exercise of Exchange Options exceeding 6,485,000 provided that the Board shall adjust the aggregate number of Shares in each case to reflect any subsequent variation of share capital of the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable.

3.2 No Nominal Value Option shall be granted pursuant to Rule 2.4 above if such a grant would result in the aggregate of:

     (i) the number of Shares which would remain issuable on the exercise of Nominal Value Options; and

     (ii) the number of Shares which have been issued pursuant to the exercise of Nominal Value Options exceeding 1,356,697 provided that the Board shall adjust the aggregate number of Shares in each case to reflect any subsequent variation of share capital of the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable.

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3.3  No Performance Option shall be granted pursuant to Rule 2.5 above if such a grant would result in the aggregate of:

     (i) the number of Shares which would remain issuable on the exercise of Subsisting Options; and

     (ii) the number of Shares which have been issued pursuant to the exercise of Options exceeding 10,721,223 provided that the Board shall adjust the aggregate number of Shares in each case to reflect any subsequent variation of share capital of the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable.

     For the purposes of this Rule 3.3 Shares shall include all shares in the Company other than those shares the holders whereof have the right to a dividend at a fixed rate but have no other right to share in the profits of the Company, and Subsisting Options and Options shall exclude Exchange Options and Nominal Value Options but shall include any options granted under this Scheme or any other employee share option scheme established by the Company or any Associated Company thereof.

3.4 Any Option granted to an Eligible Employee shall be limited and take effect so that immediately following such grant the aggregate Purchase Price of Shares subject to Options granted within the preceding ten years will not exceed four times the amount of the Eligible Employee's aggregate annual rate of earnings from the Company and any Participating Company on the proposed Date of Grant.

     For the purposes of this Rule 3.4 Options shall include Performance Options but not Exchange Options or Nominal Value Options granted under the Scheme and shall include options granted under any Other Executive Scheme but may exclude Shares subject to any Option granted before Flotation if the Board in their absolute discretion so determine.

4.   Exercise of Options

4.1 Subject to Rule 7 below any Subsisting Option may be exercised by the Option holder or, if deceased, by his personal representatives in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

     (i) Flotation in the case of Exchange Options and Nominal Value Options or the third anniversary of the Date of Grant in the case of Performance Options;

     (ii)   the death of the Option holder;

     (iii) upon the Option holder ceasing to be a director or employee of any and all Participating Companies of which he was, prior to the cessation, a director or employee where that cessation was by reason of Injury, Ill Health, Disability, Pregnancy, Redundancy or Retirement;

     (iv)   an opportunity to exercise the Option pursuant to Rule 5;

     (v) upon the Option holder ceasing to be a director or employee of any and all Participating Companies of which he was, prior to the cessation, a director or employee where that cessation was by reason either of the company or companies of which he was an Eligible Employee ceasing to be a Participating Company or Companies or of the office or employment relating to a business or part of a business which is transferred to a person who cannot be a Participating Company;


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     (vi)   subject to the discretion of the Board upon the Option holder ceasing to be a director or employee of any and all Participating Companies of which he was prior to the cessation a director or employee where the cessation was other than by reason of:-

            (a)  a cause mentioned at 4.1(iii) or (v) above; or
            (b) the Company (or any Associated Company) serving notice on or dismissing the Option holder.

4.2  An Option shall lapse on the earliest of the following events:

     (i)    the seventh anniversary of the Date of Grant;

     (ii)   the first anniversary of the Option holder's death;

     (iii) where an Option holder ceases to be a director or employee of any and all Participating Companies of which he was, prior to such cessation, a director or employee for any of the reasons set out in Rule 4.1 (iii) or (v) six months following such cessation;

     (iv)   in the case of:

            (a) an Exchange Option or Nominal Value Option, immediately following cessation of employment where an Option holder ceases to be a director or employee of any and all Participating Companies of which he was, prior to cessation, a director or employee if the employment of the Option holder is terminated for cause and six months after such cessation if his employment is terminated for any other reason; and

            (b)   a Performance Option, save in the circumstances in Rule 4.1
                  (ii), (iii) or (v) above, immediately following the Option holder ceasing to be a director or employee of any and all Participating Companies of which he was, prior to such cessation, a director or employee except where the Board has exercised its discretion under Rule 4.1 (vi) above in which case the option will lapse at the end of six months following cessation;

     (v) the end of the period of exercisability determined in accordance with Rule 5;

     (vi)   the Option holder being adjudicated bankrupt; and

     (vii)  the surrender of the Option by the Option holder.

5.   Takeovers and Liquidations

5.1  If any person obtains Control of the Company as a result of making:

     (i) a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

      (ii) a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Option


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     then the Board shall notify all Option holders as soon as is practicable of the offer in accordance with Rule 8.5. Any Subsisting Option may be exercised from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

5.2 If the Court sanctions a compromise or arrangement under Section 425 of the Companies Act 1985 which affects the Shares any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

5.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985 any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

5.4 If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

5.5 If any person obtains Control of the Company other than as a result of the events specified in Rules 5.1 or 5.2 then the Board shall notify all Option holders as soon as practicable after the change of Control in accordance with Rule 8.5. Any Subsisting Option may be exercised from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person obtains Control of the Company.

5.6 If as a result of the events specified in Rule 5.5 a company has obtained Control of the Company, the Option holder shall, if that other company (the "Acquiring Company") so determines, be deemed to have released any Subsisting Option he holds in consideration for the grant of a new Option over shares in the Acquiring Company, providing such new Option is of equivalent value in the opinion of the Board to the Subsisting Option being released and that such release and grant occur within the period of six months from the Acquiring Company obtaining Control.

     A new Option issued in consideration of the release of an Option shall be evidenced by an option certificate which shall import the relevant provisions of these Rules.

     A new Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the corresponding released Option.

     Where in accordance with Rule 5.6 a Subsisting Option is released and a new Option granted, the new Option shall not be exerciseable in accordance with Rule 5.5 above by virtue of the event on which the new Option is granted.

5.7 The periods of exercisability under Rule 4.1(iv) and the date of lapse under Rule 4.2(v) are those of whichever of the pre-conditions of Rules
     5.1 to 5.5 (inclusive) are first achieved. The subsequent achievement of any other pre-conditions will not cause a period of exercisability to begin nor a date of lapse to arise.

5.8 For the purpose of this Rule 5 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

5.9 The exercise of an Option pursuant to the preceding provisions of this Rule 5 shall be subject to the provisions of Rule 7 below.

6.   Variation of Share Capital


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6.1  In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any capitalisation or rights issue or any consolidation, sub-division or reduction of capital the number of Shares subject to any Option and the Purchase Price for each of those Shares and the numerical limits specified in Rules 3.1 to 3.3 inclusive may be adjusted by the Board in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable provided that the Purchase Price for a Share is not reduced below its nominal value unless (and to the extent that) the Company is authorised to capitalise from its undistributed profits or reserves upon exercise of such Option an amount equal to the difference between the aggregate Purchase Price and the aggregate nominal value of the Shares to be issued upon such exercise and to apply such sum in paying up such difference.

      Such variation shall be deemed to be effective from the record date at which the respective variation applied to other Shares of the same class. Any Options exercised after the relevant record date shall be treated as exercised with the benefit of the variation confirmed by the Auditors.

6.2 The Board may take such steps as it considers necessary to notify Option holders of any adjustment made under Rule 6.1 and to call in, cancel, endorse, issue or reissue any certificate of option consequent upon such adjustment.

7.    Manner of exercise of Options

7.1 An Option shall be exercised by the Option holder, or as the case may be by his personal representatives, giving notice in writing, to the Company, detailing the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and the relevant option certificate and shall be effective on the date of its receipt by the Company.

7.2 The number of Shares specified in the notice of exercise given in accordance with Rule 7.1 shall be allotted and issued to the participant within 30 days of the date of exercise and the Company shall arrange for the delivery of a definitive share certificate in respect thereof. Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at the date of allotment.

7.3 When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and a new option certificate shall be issued accordingly by the Board as soon as possible after the partial exercise.

7.4   Where the Company's shares are:

      (i)    listed on The Stock Exchange, or
      (ii)   dealt in on the Alternative Investment Market, or
      (iii) listed or quoted on any other Recognised Stock Exchange or Recognised Investment Exchange

      then no Option may be exercised in contravention of the terms of such securities transactions rules of such body as may from time to time be in force.

8.    Administration and Amendment


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8.1  Subject to Rule 8.4 the Scheme shall be administered by the Board, whose decision on all disputes shall be final saving where the Rules require the concurrence of the Auditors.

8.2  The Board may from time to time amend these Rules provided that:

     (i) no amendment may materially affect an Option holder as regards an Option granted prior to the amendment being made; and

     (ii) no amendment may be made which would make the terms on which Options may be granted materially more generous or would increase the limits specified in Rule 3 (except for amendments made to the numerical limits in Rules 3.1 to 3.3 pursuant to Rule 6.1) without the prior approval of the Company in general meeting.

8.3 The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

8.4 The Board of the Company may establish a committee consisting of not less than three members to which committee any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

8.5 Any notice or other communication under or in connection with the Scheme may be given by the Board either personally or by post, and to the Board either personally or by post to the Secretary of the Company; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

8.6 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Subsisting Options, taking account of any other obligations of the Company to issue unissued Shares.

8.7 Where the Company's shares are or become listed on The Stock Exchange, dealt in on the Alternative Investment Market or listed or quoted on any other Recognised Stock Exchange or Recognised Investment Exchange at any time prior to the exercise of any Option, then the Board shall use its best endeavours to obtain an admission or quotation, as the case may be, for those shares issued on the subsequent exercise of an Option.

9.   Headings and Captions

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Scheme, and shall not be employed in construction of the Scheme.

10.  Miscellaneous

10.1 The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination.

10.2 The existence of an Option or Options shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganizations, reductions of capital, purchase or redemption of its own shares pursuant to section 153 of the Companies Act 1985 or other changes in the Company's capital structure of its business, or any merger or consolidation of the Company, or any issue of bonds,

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     debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

KPMG  2 October 1996                                    CCK/688 R011.05




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